UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 18, 2014

CONCUR TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-25137	91-1608052
(Commission File Number)	(IRS Employer Identification No.)

601 108th Avenue NE, Suite 1000 Bellevue, Washington	98004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 702-8808

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On September 18, 2014, Concur Technologies, Inc., a Delaware corporation (“Concur”), SAP America, Inc., a Delaware corporation (“Parent”) and Congress Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (“Merger Agreement”).

Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Merger Sub will merge with and into Concur, and Concur will become a wholly-owned subsidiary of Parent (the “Merger”). If the Merger is completed, Concur stockholders will be entitled to receive $129.00 in cash (the “Merger Consideration”) for each share of Concur common stock owned by them as of the date of the Merger.

The consummation of the Merger is subject to certain conditions, including (i) adoption of the Merger Agreement by holders of a majority of Concur’s outstanding common stock, (ii) the accuracy of Concur’s, Parent’s and Merger Sub’s respective representations and warranties, (iii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as any similar filings and clearances under foreign antitrust laws, (iv) approval by the Committee on Foreign Investment in the United States under the Exon-Florio Act, (v) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) and (vi) other customary conditions. The dates for closing the Merger and for Concur’s stockholder meeting to vote on adoption of the Merger Agreement have not yet been determined.

The Merger Agreement contains customary representations, warranties and covenants of the parties. Concur has agreed to operate its business in the ordinary course and to refrain from engaging in certain activities. In addition, under the terms of the Merger Agreement, Concur has agreed not to knowingly encourage, solicit or support any alternative proposals for an acquisition of Concur, subject to customary exceptions for Concur to respond to and support unsolicited proposals in the exercise of the fiduciary duties of the Board of Directors of Concur.

The Merger Agreement also contains certain termination rights for the parties, including the right of Concur in certain circumstances to terminate the Merger Agreement and accept a Superior Proposal (as defined in the Merger Agreement). The Merger Agreement also provides that Concur would be required to pay Parent a termination fee of $265 million in certain circumstances, including if Concur terminates the Merger Agreement to accept a Superior Proposal.

SAP SE (“SAP” and, together with Parent and Merger Sub, the “SAP Group”) has absolutely, irrevocably and unconditionally guaranteed the payment and performance of Parent’s and Merger Sub’s obligations (including for payment of the Merger Consideration and for breach) under the Merger Agreement.

In connection with the transactions contemplated by the Merger Agreement, all Concur stock options, whether vested or unvested, that are outstanding at the time the Merger is consummated will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Concur common stock subject to such options and (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such options.

All shares of Concur common stock that, at the time the Merger is consummated, are unvested or are subject to a repurchase option, risk of forfeiture or other condition on title or ownership under any applicable agreement with Concur (“Restricted Stock”) and all of Concur’s restricted stock units (“RSUs”) that are unvested at the time the Merger is consummated, in each case other than those held by non-employee directors, will be cancelled and converted into an unvested right to receive an amount in cash equal to the Merger Consideration for each share of Concur common stock subject to such award, with such cash right remaining subject to the vesting terms that applied with respect to such shares of Restricted Stock or RSUs immediately prior to the consummation of the Merger under the award agreement applicable to such Restricted Stock or RSUs. Each share of Concur common stock subject to an RSU that is vested, or that becomes vested, at the time the Merger is consummated will be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration for each share of Concur common stock subject to such award. All Restricted Stock and RSUs held by non-employee directors, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration for each share of Concur common stock subject to such award.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Voting Agreements

In connection with the Merger Agreement, S. Steven Singh, Chief Executive Officer and Chairman of the Board of

Directors of Concur, an entity affiliated with Mr. Singh, and American Express Travel Related Services Company, Inc. (“American Express”), who collectively own in the aggregate approximately 15% of Concur’s outstanding shares of common stock as of September 16, 2014, have entered into voting agreements with Parent (the “Voting Agreements”), pursuant to which they have undertaken to vote their shares in favor of the Merger and against, among other things, any business combination or extraordinary corporate transaction other than the Merger, unless the Merger Agreement is terminated, and not to transfer their shares during the pendency of the Merger, subject to the right of American Express to sell up to 1,000,000 shares of Concur common stock prior to the date of the Merger. The Voting Agreements terminate upon the termination of the Merger Agreement. The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Voting Agreements, which are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated by reference herein.

The Merger Agreement and the Voting Agreements have been attached to provide investors with information regarding their terms. They are not intended to provide any other factual information about Concur or the SAP Group. In particular, the assertions embodied in the representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and are subject to limitations agreed upon by the parties to the Merger Agreement, including being qualified by confidential disclosure schedules provided by Concur to the SAP Group in connection with the execution of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement have been made for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about Concur, Parent or Merger Sub. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Concur or the SAP Group. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Forward Looking Statements

Statements in this communication regarding the proposed transaction between the SAP Group and Concur, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products, and any other statements regarding the future expectations, beliefs, goals, plans or prospects of the SAP Group and Concur constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and (collectively, “forward-looking statements”). Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the parties’ inability to consummate the Merger due to failure to satisfy conditions to the completion of the transaction, including the receipt of stockholder approval or the regulatory approvals required for the transaction, which may not be obtained on the terms expected, on the anticipated schedule or at all; the possibility that the parties may be unable to achieve expected benefits of the Merger within the expected time-frames or at all; inability to integrate Concur’s operations into those of the SAP Group successfully; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with current employees and customers) may be greater than expected following the transaction; any failure to retain Concur employees; competition facing the SAP Group and Concur is intense and may pose unexpected future challenges; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace; and the other factors described in SAP’s Annual Report on Form 20-F for the year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) and in its most recent interim report on Form 6-K filed July 21, 2014 with the SEC, and Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and in its most recent Quarterly Report on Form 10-Q filed with the SEC. The SAP Group and Concur assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition of Concur, Concur intends to file relevant materials with the SEC, including Concur’s preliminary proxy statement and its definitive proxy statement (the “Proxy Statement”). STOCKHOLDERS OF CONCUR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING CONCUR’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents will also be available for free from Concur at https://www.concur.com/en-us/investors/contact.

SAP and its directors and executive officers, and Concur and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Concur common stock in respect of the proposed transaction. Information about the directors and executive officers of SAP is set forth in its Annual Report on Form 20-F, which was filed with the SEC on March 21, 2014. Information about the directors and executive officers of Concur is set forth in the proxy statement for Concur’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on January 30, 2014. Investors may obtain additional information regarding the interest of such participants by reading the Proxy Statement regarding the acquisition when it becomes available. A more complete description of these arrangements and the interests of Concur’s directors and executive officers with respect to the Merger will be available in the Proxy Statement.

Item 8.01 Other Events.

On September 18, 2014, Concur and SAP issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.3 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated September 18, 2014, by and among Concur Technologies, Inc., SAP America, Inc. and Congress Acquisition Corp.

99.1	Voting Agreement, dated September 18, 2014, by and between SAP America, Inc., S. Steven Singh and the Singh Family Trust LLC.

99.2	Voting Agreement, dated September 18, 2014, by and between SAP America, Inc. and American Express Travel Related Services Company, Inc.

99.3	Press Release dated September 18, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCUR TECHNOLOGIES, INC.

DATE: September 18, 2014	By:	/s/ Francis J. Pelzer V
Francis J. Pelzer V
Chief Financial Officer
(principal financial officer and duly authorized officer)

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated September 18, 2014, by and among Concur Technologies, Inc., SAP America, Inc. and Congress Acquisition Corp.

99.1	Voting Agreement, dated September 18, 2014, by and between SAP America, Inc., S. Steven Singh and the Singh Family Trust LLC.

99.2	Voting Agreement, dated September 18, 2014, by and between SAP America, Inc. and American Express Travel Related Services Company, Inc.

99.3	Press Release dated September 18, 2014.